EXHIBIT 4.07

FIRST AMENDMENT TO

THE SUGARCANE SUPPLY AGREEMENT

By this Private Instrument, the below qualified parties,

BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS, joint stock company enrolled at the National Register of Corporate Taxpayers (CNPJ) under 07.628.528/0001-59, headquartered in the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, n° 1.309 – 5º andar, herein duly represented as set forth in its By Laws, hereinafter named “BRASILAGRO”;

BRENCO – COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL, joint stock company enrolled at the National Register of Corporate Taxpayers (CNPJ) under 08.070.566/0001-00, headquartered in the city of São Paulo, State of São Paulo, at Avenida Pedroso de Moraes, nº 1.553 – 8º andar, herein duly represented as set forth in its By Laws, hereinafter named “BRENCO”;

Being BRASILAGRO and BRENCO hereinafter also referred to, jointly, as “Parties” or, individually, as “Party”;

WHEREAS

(i)	At March 13, 2008, the Parties entered into the Agreement to Supply Sugarcane (“Agreement”), whose purpose is the supply, by BRASILAGRO to BRENCO, of the production of 2 complete cycles of sugarcane crop produced in the area of approximately 3,720.00 ha (three thousand, seven hundred and twenty hectares) of effectively plantable land existing in the rural properties object of the real estate registrations 7,039, 7,615, 7.614, 7,613 and 6,968 of the Real Estate Registry of the District of Alto Araguaia, State of Mato Grosso and of the real estate registrations 88, 84, 285 and 254 of the Real Estate Registry of the District of Alto Araguaia, State of Mato Grosso (“Properties of Alto Taquari Project “ or “Fazenda Alto Taquari”);

(ii)	BRASILAGRO planted and raised sugarcane in an area smaller than to the one established in the Agreement, as well as without complying with the terms therein established (“BrasilAgro Breach”).

(iii)	Although the term established in the Agreement for BRASILAGRO to complete the sugarcane plantation in 3,720 ha (three thousand, seven hundred and twenty hectares) of land of Fazenda Alto Taquari, has expired, the Parties still have interest that BRASILAGRO proceeds to the plantation and raising of sugarcane in the total area originally established in the Agreement;

(iv)	At this date BRASILAGRO owns 1,133.54 ha (one thousand, one hundred and thirty three hectares and fifty four centiares) of sugarcane in Fazenda Alto Taquari which would be supplied to BRENCO in the 2009/2010 harvest under the Agreement;

(v)	The installation of BRENCO’s industrial unit integral part of Alto Taquari Project, located in the city of Alto Taquari – AT, has not been completed yet, preventing BRENCO from grinding the sugarcane production of BRASILAGRO that would be supplied in 2009/2010 harvest;

(vi)	BRENCO does not own another industrial unit to grind the sugarcane production of BRASILAGRO which would be supplied in 2009/2010 harvest as an alternative to BRENCO’s industrial unit integral part of Alto Taquari Project, as set forth in Section 2.4 of the Agreement;

(vii)	BRENCO did not present to BRASILAGRO the grinding plan for the 2009/2010harvest as set forth in the first paragraph of Section 4.5 of the Agreement, expressing to BRASILAGRO the impossibility of acquiring the sugarcane production of the 2009/2010 harvest, since the mentioned sugarcane could not be ground, therefore breaching its obligation according to the provision of Section 2.1 of the Agreement (“Brenco Breach”, and, jointly with BrasilAgro Breach, “Breaches”);

(viii)	Notwithstanding the Agreement provision of penalties to the Breaches, aiming to maintain the good relationship and the Agreement in full force and effect during the period originally agreed, the Parties wish to be indemnified one by the other at the exact proportion of the incurred and/or to be incurred losses due to the Breaches, without any penalty of punishment nature being imposed from one Party to the other;

(ix)	(ix) BRASILAGRO has the interest to renounce, on behalf of BRENCO, to the indemnity due, pursuant to the Agreement, for Brenco’s Breach, and BRENCO has the interest to assume new obligations in the Agreement before BRASILAGRO, in order to compensate the incurred and/or to be incurred losses by BRASILAGRO due to Brenco’s Breach; and BRENCO has the interest to renounce, on behalf of BRASILAGRO, to the indemnity due, pursuant to the Agreement, for Brasilagro’s Breach, and BRASILAGRO has the interest to assume new obligations in the Agreement before BRENCO, in order to compensate the incurred and/or to be incurred losses by BRENCO due to BrasilAgro’s Breach, being the parties mutual interest, to prevent judicial or extra judicial litigations, thus avoiding consuming processes to assess possible responsibilities, as set forth in arts. 840 and following of the Brazilian Civil Code;

(x)	For purposes of the provision in (vii) and (viii) above, the Parties executed, on 07.28.2009, the Agreement Instrument on the Sugarcane Supply Agreements entered into by BRASILAGRO and BRENCO on 03.13.2008, committing to execute an amendment to the Agreement, in order to reflect the terms and conditions therein agreed;

Therefore the parties have agreed to enter into this First Amendment to the Agreement for Sugarcane Supply (“Amendment”), which shall operate in accordance with the following terms and conditions:

1.	THE AMENDMENT PURPOSE

1.1	The Parties decide to change the schedule for the plantation and supply of sugarcane set forth in Section 2.1 of the Agreement, in order to (i) include the area effectively planted by BRASILAGRO in 2008 and 2009; (iii) establish that BRASILAGRO plants the sugarcane in 899,11 ha of land of Alto Taquari Project, until June 15, 2010.

1.1.1	In view of the alteration in the schedule mentioned in Section 1.1 above, the Section 2.1 of the Agreement is effective with the following writing:

“2.1. By this AGREEMENT, BRASILAGRO undertakes to supply exclusively for BRENCO, and BRENCO undertakes to acquire from BRASILAGRO, the total production of 02 (two) complete cycles of sugarcane crop, of 06 (six) agricultural years every (05 (five) cuts), with the possibility of extension of this period for another 01 (one) complete agricultural cycle, through agreement between the parties. The duration of each cycle may be extended, by mutual agreement between the parties, for another 01 (one) or 02 (two) agricultural years, if the first and/or the second cycle of sugarcane crop presents proper productivity conditions for the harvesting of these additional cuts. The above mentioned crop shall be implemented by BRASILAGRO in the total area of effectively plantable land existing in the Properties of Alto Taquari Project, in the following terms and conditions:

(a)	In 2008 BRASILAGRO has already planted sugarcane in an approximate area of 1,227.02 ha. (one thousand, two hundred and twenty seven hectares and two centiares) of plantable land existing in the Properties of Alto Taquari Project, the crops of which shall be supplied in the 2009/2010, 2010/2011, 2011/2012, 2012/2013, 2013/2014 harvests and, in the 2014/2015 harvests in the event of an additional cut. Further, BRASILAGRO is committed to a new plantation in the mentioned area, to be ended until May 31, 2014 or 2015, should the first cycle be extended for another cut (6th cut—2014/2015), for supply (i) in the 2015/2016, 2016/2017, 2017/2018, 2018/2019 and 2019/2020 harvests, ,if the first and second cycle are not extended for another cut; (ii) in the 2016/2017, 2017/2018, 2018/2019, 2019/2020 and 2020/2021 harvests, if the first cycle is extended for another cycle and the second cycle is not extended to another cycle; (iii) in the 2015/2016, 2016/2017, 2017/2018, 2018/2019, 2019/2020 and 2020/2021 harvests, if the first cycle is not extended for another cut and the second cycle is extended for another cut; or (iv) in the 2016/2017, 2017/2018, 2018/2019, 2019/2020, 2020/2021 and 2021/2022 harvests, if the first and second cycle are extended for another cut (6th cut), thus considered in a sequence to the third cycle, as set forth in Sections 2.1 and 3.1 of this AGREEMENT;

(b)	In 2009 BRASILAGRO has already planted sugarcane in an approximate area of 1,444.58 ha. (one thousand, four hundred and forty four hectares and fifty eight centiares) of plantable land existing in the Properties of Alto Taquari Project, the crops of which shall be supplied in the 2010/2011, 2011/2012, 2012/2013, 2013/2014, 2014/2015 harvests and, in the 2015/2016 harvests in the event of an additional cut. Further, BRASILAGRO is committed to a new plantation in the mentioned area, to be ended until May 31, 2015 or 2016, should the first cycle be extended for another cut (6th cut – 2015/2016), for supply (i) in the 2016/2017, 2017/2018, 2018/2019, 2019/2020, and 2020/2021 harvests, if the first and second cycle are not extended for another cut; (ii) in the 2017/2018, 2018/2019, 2019/2020, 2020/2021 and 2021/2022 harvests, if the first cycle is extended for another cycle and the second cycle is not extended to another cycle; (iii) in the 2016/2017, 2017/2018, 2018/2019, 2019/2020, 2020/2021 and 2021/2022 harvests, if the first cycle is not extended for another cut and the second cycle is extended for another cut; or (iv) in the 2017/2018, 2018/2019, 2019/2020, 2020/2021, 2021/2022 and 2022/2023 harvests, if the first and second cycle are extended for another cut (6th cut), thus considered in a sequence to the third cycle, as set forth in Sections 2.1 and 3.1 of this AGREEMENT; and

(c)

BRASILAGRO is committed to start the sugarcane plantation on February 15, 2010 and end it until June 15, 2010, in an approximate area of 997.11 ha. (nine hundred and ninety seven hectares and eleven centiares) of land, so that the total plantable area of the Properties of Alto Taquari Project is fully planted, the production of which shall be supplied in the 2011/2012, 2012/2013, 2013/2014, 2014/2015, 2015/2016 harvests and in the 2016/2017 harvests in the event of an additional cut. Further, BRASILAGRO is committed to a new plantation in the mentioned area, to be ended until May 31, 2015 or 2016, should the first cycle be extended for another cut (6th cut — 2015/2016), for supply (i) in the 2016/2017, 2017/2018, 2018/2019, 2019/2020, and 2020/2021 harvests, if the first and second cycle are not extended for another cut; (ii) in the 2017/2018, 2018/2019, 2019/2020, 2020/2021 and 2021/2022 harvests, if the first cycle is extended for another cycle and the second cycle is not extended to another cycle; (iii) in the 2016/2017, 2017/2018, 2018/2019, 2019/2020, 2020/2021 and 2021/2022 harvests, if the first cycle is not extended for another cut and the second cycle is extended for another cut; or (iv) in the 2017/2018, 2018/2019, 2019/2020, 2020/2021, 2021/2022 and 2022/2023 harvests, if the first and second cycle are extended for another cut (6th cut), thus considered in a sequence to the third cycle, as set forth in Sections 2.1 and 3.1 of this AGREEMENT.

First Paragraph – The parties may, by mutual agreement, change for more or less the planting areas of sugarcane crops of the Properties of Alto Taquri Project, in accordance with the above explained schedule

Second Paragraph – At the parties’ discretion, the reforms of the sugarcane crops for the beginning of a new cycle may be extended or advanced due to the sugarcane crops productivity.

Third Paragraph – The plantation schedule may be adjusted due to significant unfavorable agronomic conditions, such as severe droughts or other technical contingencies inherent to the planting activity, through agreement between the parties.”

1.2	In view of the renouncement, by BRASILAGRO, on behalf of BRENCO, of the indemnity due, pursuant to the Agreement, for Brenco’s Breach, BRENCO assumes before BRASILAGRO the obligations arising from the transaction conducted between the Parties pursuant to the Agreement entered into on 07.28.2009, in order to compensate the incurred and/or to be incurred losses by BRASILAGRO due to Brenco’s Breach, as follows:

(a)	All the sugarcane planted and raised by BRASILAGRO in 1,133.54ha (one thousand one hundred and thirty three hectares and fifty four centiares) of Fazenda Alto Taquari, which would be, pursuant to the Agreement, supplied to BRENCO in the 2009/2010 harvests, shall be “repeated” (“Repeated Sugarcane”), and BRENCO is committed to pay to BRASILAGRO only the financial result that would be achieved with the sale of said sugarcane in the 2009/2010 harvest should Brencho’s Breach have not occurred (“2009/2010 Result”), the amount of which shall be calculated and the payment made in accordance with the provisions of items (e) and (f) of this Section 1.2. In order to properly evidence the planted area, as well as for BRENCO’s guideline upon the sugarcane harvesting, BRASILAGRO shall, until 12.31.2009, provide a geo referenced map of the herein referred to planted area, in which the due stands, their related harvesting, varieties planted, age of the sugarcane crop, in addition to other information which both evidence the area to be harvested and guide BRENCO’s representatives on the access to the mentioned areas, shall be included.

(b)	BRENCO shall proceed to the harvesting and grinding of the Repeated Sugarcane (“Harvesting of 2010/2011 Harvest”) in accordance with the Effective Schedule for Harvesting (defined below), undertaking to pay to BRASILAGRO, as a supplementation to the 2009/2010 Result, the financial result that should have been achieved with the sale of the Repeated Sugarcane in the 2010/2011 harvest, should the sugarcane have not been repeated in the 2009/2010 harvest (“2010/2011 Result” and, jointly with the 2009/2010 Result , “Result”), the amount of which shall be calculated and paid in accordance with the provisions of items (d) and (g) of this Section 1.2.

(c)	BRENCO shall perform the Harvesting of 2010/2011 Harvest in accordance with the schedule below (“Effective Schedule for Harvesting”):

Varieties	Approximate area	Harvesting
RB 83 5486	130,84	May
RB 86 7515	365,54	May/June/July
RB 85 5536	529,35	August/September
RB 72 454	107,56	September /October

(d)	After the harvesting of 2010/2011 harvest is completed, BRENCO shall remove all its employees and machinery from Fazenda Alto Taquari used to perform the harvesting of 2010/2011 harvest, leaving the sugarcane crop in the same maintenance condition found, except for the changes arising from the regular operation of harvesting of 2010/2011 harvest; being certain that BRENCO shall not be responsible for the operation of crop treatment to be performed in the crop after the Harvesting of 2010/2011 Harvest.

(e)	(b) In order to calculate the amount of the Result to be paid by BRENCO to BRASILAGRO, the Parties shall use the calculation methodology described below:

(i)	The 2009/2010 Result is composed of the sum of the monthly financial results that should be achieved by BRASILAGRO with the sale/supply of Repeated Sugarcane from April to November of the 2009/2010 Harvest should Brenco’s Breach have not occurred (“Monthly Financial Result 09/10”);

(ii)	The 2010/2011 Result is composed of the sum of the monthly financial results that should be achieved by BRASILAGRO with the sale/supply of Repeated Sugarcane from April to November of the 2010/2011 Harvest should the sugarcane have not been repeated in the 2009/2010 harvest (“Monthly Financial Result 10/11”);

(iii)	The productivity of the Repeated Sugarcane in the 2009/2010 harvest to be adopted by the Parties for calculation of the 2009/2010 Result, shall be, at BRENCO’s solely discretion, at decision to be communicated until 09.04.2009: (a) of 104.59 (one hundred and four point fifty nine) tons per hectare; or (b) the one established upon assessment to be completed until 09.30.2009, by Escola Superior de Agricultura Luiz de Queiroz – ESALQ, with costs borne by both Parties, at the proportion of 50% for each Party;

(iv)	The productivity of the Repeated Sugarcane in the 2010/2011 harvest to be adopted by the Parties for calculation of the 2010/2011 Result, shall be, at BRENCO’s solely discretion, at decision to be communicated until 09.04.2009: (a) of 83.8 (eighty three point eight) tons per hectare; or (b) the one established upon assessment by ESALQ for the Repeated Sugarcane in the 2009/2010 Harvest, applying the discount of 19.87%;

(v)	The quantity of kilograms of total recoverable sugar content (“ATR”) per ton of sugarcane to be considered for the 2009/2010 and 2010/2011 harvests, for calculation of the Result, is 118.28 for April, 125.62 for May, 132.74 for June, 140.77 for July, 147.17 for August, 153.17 for September, 150.99 for October and 140.75 for November; being certain and adjusted that, after the completion of the harvesting of 2011/2012 harvest, the monthly quantities of ATR kilograms per tons shall be readjusted to reflect the variations related to the effective quantities of ATR per ton harvested by BRASILAGRO in non repeated areas during the 2010/2011 and 2011/2012 harvests, and the difference decreased or increased to the subsequent payments due by BRENCO;

(vi)	The hypothetical harvesting schedule for the 2009/2010 and 2010/2011harvests to be considered, for calculation of the Result, assumes that in April 80.96] ha of sugarcane shall be cut, from May to October 161.92 ha of sugarcane shall be cut and in November 80.96 ha shall be cut;

(vii)	The ATR price shall be calculated based on the value comprised in the “Operating Standards to Determine the Sugarcane Quality” of the Regulation for the Purchase and Sale of Sugarcane in the State of São Paulo – CONSECANA-SP between April and March of each harvest. For the 2009/2010 harvest the calculation shall contemplate the following mix: anhydrous alcohol domestic market – 25%, hydrated alcohol domestic market – 25%, anhydrous alcohol foreign market and 25% hydrated alcohol foreign market. For the 2010/2011 harvest the effective mix of BRENCO shall be considered, being certain that, should Brenco not start its activities until June 2010, the same mix of the 2009/2010 Harvest shall be considered;

(viii)	The estimated sales revenue of the Repeated Sugarcane in the 2009/2010 and 2010/2011 harvests shall be monthly calculated considering: (a) the harvested area in hectares in each month of the related harvest year according to hypothetical harvesting schedule defined in sub item (vi) above; (b) the estimated productivity of the sugarcane crop included in sub items (iii) or (iv), as the case may be; (c) the quantity of ATR kilograms per ton determined in sub item (v) above; and (d) the ATR price defined according to sub item (vii) above;

(ix)	The cost with cut, loading and transportation (“CCT”) per ton to be considered in the 2009/2010 and 2010/2011 harvests for calculation of the Result is: (a) R$ 10.00 (ten reais) per ton of sugarcane for cut; (b) R$ 3.53 (three reais and fifty three cents) per ton of sugarcane for the transshipment; and (c) the amount defined in the table below, for the distance effectively covered in the transportation of each ton of sugarcane in the Harvesting of 2010/2011 Harvest:

Distance to the Plant (in km)	CCT / Ton from 21 to 40 km from the Plant (base date 07.05.09)			Total
	Cut	Transshipment	Transportation
21	10.00	3.53	5.92	19.45
22	10.00	3.53	6.12	19.65
23	10.00	3.53	6.29	19.82
24	10.00	3.53	6.47	20.00
25	10.00	3.53	6.66	20.19
26	10.00	3.53	6.79	20.32
27	10.00	3.53	6.98	20.51
28	10.00	3.53	7.16	20.69
29	10.00	3.53	7.34	20.87
30	10.00	3.53	7.53	21.06
31	10.00	3.53	7.65	21.18
32	10.00	3.53	7.85	21.38
33	10.00	3.53	8.02	21.55
34	10.00	3.53	8.20	21.73
35	10.00	3.53	8.38	21.91
36	10.00	3.53	8.52	22.05
37	10.00	3.53	8.68	22.21
38	10.00	3.53	8.85	22.38
39	10.00	3.53	9.00	22.53
40	10.00	3.53	9.20	22.73

(ix.1) The amounts in the table above shall be monthly readjusted at the ratio of: (a) 25% (twenty five per cent) by the variation of diesel quotation from the base date 07.05.2009, as published by ANP; and (b) 75% (seventy five per cent) by the IGPM variation from the base date 07.05.2009, as published by FGV.

(x)	The cost with the operation of crop treatment to be considered in the 2009/2010 harvest for calculation of the 2009/2010 Result is R$ 987.00 / ha (nine hundred and eighty seven reais per hectare), being certain that the cost related to crops treatment shall not be considered for calculation of 2010/2011 Result, since such operation shall be conducted by BRASILAGRO, at its own expenses;

(xi)

The amount of each Monthly Financial Result 09/10 shall be composed of the amount of the estimated monthly revenue calculated according to sub item (viii) above, less(a) the amount related to FUNRURAL levying on the mentioned revenue at the annual rate of 2.85%; (b) the costs incurred in the month referring to CCT and crops treatment, calculated, respectively, according to items (ix) and (x) above; and (c) the amount of 27,000 (twenty seven thousand) tons of sugarcane seedling advanced by BRENCO to BRASILAGRO, under Section VII of the Agreement, divided into 5 (five) equal installments, translated into reais, in the same conditions of the sugarcane supplied in the current month, from May to September 2009; and paid by BRENCO to BRASILAGRO as set forth in item (f) below of this Section 1.2; and

(xii)	The amount of each Monthly Financial Result 10/11 shall be composed of the amount of the estimated monthly revenue calculated according to sub item (viii) above, less the amount related to FUNRURAL levying on the mentioned revenue at the annual rate of 2.85% and the CCT costs calculated according to sub item (ix) above and paid by BRENCO to BRASILAGRO as set forth in item (g) below of this Section 1.2.

(f)	The terms for payment by BRENCO to BRASILAGRO, of each Monthly Financial Result 09/10 (“Payments of 09/10 Result”), at the proportions and dates included in the First Paragraph of Section 5.1 of the Agreement, are extended for 12 (twelve) months (“Extension of the Payment Term”), so that: the amount corresponding to 83% of the financial result in April of the 2009/2010 harvest is paid on 05.05.2010 and the remaining 17% paid in 4 successive monthly installments of 4%, 4%, 4% and 5% with maturities, respectively, on 01.31.2011, 02.28.2011, 03.31.2011 and 04.30.2011; the amount corresponding to 83% of the financial result in May of the 2009/2010 harvest is paid on 06.05.2010 and the remaining 17% paid in 4 successive monthly installments of 4%, 4%, 4% and 5% with maturities, respectively, on 01.31.2011, 02.28.2011, 03.31.2011 and 04.30.2011, and thus successively. In view of the Extension of the Payment Term, the amount of the installments of each Monthly Financial Result 09/10 shall be restated at the rate of 100% of CDI from the date in which it should have been paid by BRENCO to BRASILAGRO for the sugarcane that would have been supplied in the 2009/2010 harvest should Brenco’s Breach have not occurred until the date of the effective payment of the related installments of each Monthly Financial Result 09/10 that shall occur in the terms and proportions defined in this item (f).

(g)	The payment, by BRENCO to BRASILAGRO, of each Monthly Financial Result 10/11 (“Payments of 09/10 Result” and , jointly with the Payments of 09/10 Result, “Payment of the Result”) shall be subject to the proportions and terms comprised in the First Paragraph of Section 5.1 of the Agreement, so that: the amount corresponding to 83% of the financial result in April of the 2010/2011 harvest is paid on 05.05.2010 and the remaining 17% paid in 4 successive monthly installments of 4%, 4%, 4% and 5% with maturities, respectively, on 01.31.2011, 02.28.2011, 03.31.2011 and 04.30.2011; the amount corresponding to 83% of the financial result in May of the 2010/2011 harvest is paid on 06.05.2010 and the remaining 17% paid in 4 successive monthly installments of 4%, 4%, 4% and 5% with maturities, respectively, on 01.31.2011, 02.28.2011, 03.31.2011 and 04.30.2011, and thus successively.

(h)	At each Payment of the Result the gross up of FUNRURAL and of any other charge that would not levy had the regular supply of sugarcane occurred, shall be performed, since such charges shall be exclusively borne by BRENCO.

(i)

In the event of noncompliance with the payment terms of any Payments of the Result, terms which have been established in accordance with items (f) and (g) of this Section 1.2, BRENCO shall incur in fine in arrears in the amount corresponding to (i) 1% (one per cent) of the outstanding amount, if the delay is cured in up to 15 (fifteen) days from the maturity of the outstanding amount; or (ii) 15% (fifteen per cent) of the outstanding amount, if the delay is above 15 (fifteen) days from the maturity of the outstanding amount, plus monetary restatement by the positive variation of IGPM-FGV and interest of 1% (one per cent) per month, calculated on a “pro rata die” basis, amount which shall be paid in up to 30 (thirty) days from the maturity of the overdue and unpaid Payment of the Result.

(j)	In the event of breach by BRENCO, of the obligation to harvesting the Repeated Sugarcane in the terms defined in the Effective Schedule for Harvesting mentioned in Section 1.2 (c) of this Amendment, BRENCO shall bear non compensatory fine in the amount equivalent to 15% (fifteen per cent) of the total estimated revenue for the 2009/2010 harvest calculated in accordance with Section 1.2 (e) (viii) of this Amendment, at the proportion of the mentioned breach, to be paid within 30 (thirty) days from the date in which the breach was characterized pursuant to this item, except if the noncompliance arises from force majeure, condition in which the Parties shall endeavor to solve the breach in mutual agreement.

(k)	In the event of breach by BRASILAGRO, of the obligation to plant the sugarcane in the area and term established in Section 2.1 (d) of the Agreement, BRASILAGRO shall bear non compensatory fine in the amount equivalent to 15% (fifteen per cent) of the total estimated revenue for the 2009/2010 harvest calculated in accordance with Section 1.2 (e) (viii) of this Amendment, at the proportion of the mentioned breach, to be paid within 30 (thirty) days from the date in which the breach was characterized pursuant to this item, except if the noncompliance arises from force majeure, condition in which the Parties shall endeavor to solve the breach in mutual agreement.

1.3	As regards the Harvesting of 2010/2011Harvest, BRENCO is committed to:

(a)	Assume full, total and unrestricted responsibility for the repair of the damages to third parties, including its employees and/or subcontracted and BRASILAGRO’s employees, as a result of accidents or damages of any nature due to the Harvesting of 2010/2011 Harvest, undertaking to indemnify BRASILAGRO in case of this one incurring in any damage, loss, expenditure or expense, including payment of lawyers’ fees, due to third parties claims, in courts or not, related to such accidents or claims;

(b)	Be responsible for any act practiced in the Harvesting of 2010/2011 Harvest, including, but not limited to, labor, social security, tax and environmental obligations undertaking to indemnify BRASILAGRO in case of any request, threatening or constraint suffered , in courts or not, due to the provisions of this Agreement;

(c)	Perform the Harvesting of 2010/2011 Harvest with care, diligence and in strict compliance with the terms and conditions established in this Agreement;

(d)	Make BRASILAGRO aware of any facts that may, anyhow, interfere on the geological and/or agronomical conditions in the area object of the Harvesting of 2010/2011 Harvest and/or in the compliance with this Amendment;

(e)	Strictly maintain and make its employees, representatives and/or third parties also to maintain, the discipline and conduct for the flora and fauna preservation, without harming or damaging preservation woods or any other natural vegetation inside Fazenda Araucária, as well as not to pollute the natural resources, specially soil and river waters; and

(f)	Assume full and sole responsibility in case of possible inspection/ assessment by the Ministry of Labor or INSS, collective or individual agreement, as well as indemnity actions for damages arising from labor accident filed at the Labor or Common Justice, before BRENCO or BRASILAGRO, requesting the exclusion of the latter one from any payment or silent participation in possible demands.

1.3.2	Should BRENCO fail to comply with any of the obligations set forth in items (a) to (f) of Section 1.3 of this Amendment so as to result in losses, damages, fines or penalties to BRASILAGRO, BRENCO shall pay to BRASILAGRO a non compensatory fine in the amount corresponding to 10% of the amount of the mentioned losses, damages, fines and/or penalties, without prejudice of BRENCO’s responsibility in assuming and fully reimbursing the losses, damages, fines and/or penalties suffered by BRASILAGRO due to the noncompliance, by BRENCO, with the obligations set forth in items (a) to (f) of said Section 1.3.

1.4	At this date, BRENCO issues an instrument of promise of payment on behalf of BRASILAGRO, being the object BRENCO’s obligation of carrying out the Payments of the Result, pursuant to this Amendment.

1.5	In addition to the sugarcane plantation to be carried out by BRASILAGRO under Section 2.1 (c) of the Agreement, BRASILAGRO is committed to plant 800 ha of sugarcane, with variation of 10% for more or less without any penalties to BRASILAGRO, until June 15, 2010, the production of which shall integrate the Agreement for purposes of supply of the related sugarcane to BRENCO, in area object of leasing and/or agricultural partnership executed by BRASILAGRO, in the region of Alto Taquari (being certain that BRENCO commits to endeavor to assist BRASILAGRO in the prospection of this area), in conditions of soil and distance from Usina Alto Taquari similar to the ones of Fazenda Alto Taquari, being certain that BRASILAGRO shall only be committed to the additional plantation set forth in this Section if (i) the installation of BRENCO’s industrial unit named “Morro Vermelho”, located in the municipality of Mineiros/GO, is completed until November 30, 2009; and (ii) if BRENCO has not failed to comply with any obligation object of this Amendment and of the AGREEMENT INSTRUMENT ON THE MANAGEMENT, EXPLORATION DIVISON OF RURAL PROPERTY HELD IN CO OWNERSHIP AGREEMENT AND THE AGREEMENT FOR PURCHASE AND SALE OF SUGARCANE SEEDLINGS, ENTERED INTO BY BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS AND BRENCO – COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL ON 03.13.2008 AND OTHER COVENANTS, executed between the Parties on 07.28.2009.

1.6	At this date, BRENCO issues an instrument of promise of payment on behalf of BRASILAGRO, being the object BRENCO’s obligation of carrying out the Payments of the Result, pursuant to this Amendment (the “Instrument of Promise of Payment”).

1.6.1	Should the amount of the Instrument of Promise of Payment be insufficient to cover all the amounts due by BRENCO under this Amendment, BRENCO shall remain responsible for the payment of the amounts exceeding the amount in the Instrument of Promise of Payment.

1.6.2	The possible execution of the Instrument of Promise of Payment by BRASILAGRO does not affect any other right to charge the amounts due or which may be due by BRASILAGRO as a result of this Amendment.

1.7	Except for the acts of God or force majeure, BRASILAGRO shall be responsible for the maintenance of the sugarcane quality up to the beginning of the Harvesting of 2010/2011 Harvest.

2.	RATIFICATIONS OF OTHER PROVISIONS OF THE AGREEMENT

2.1	All other provisions included in the Agreement which have not been expressly altered by this Amendment, remain ratified.

3.	GENERAL PROVISIONS

3.1	Each of the Parties may propose changes in the contractual provisions of this Amendment, through new amendment to the Agreement, in written instrument, signed by both Parties, which becomes an integral part of the Agreement for all legal effects.

3.2	In case of rights and obligations arising from the Agreement and/or this Amendment, which, for their nature, maintain their effectiveness and validity in force for a period after the termination or rescission of the Agreement, these shall survive to the termination or rescission of the Agreement, for the validity period prescribed to them.

3.3	Should any term and/or condition of this Amendment be stated null, invalid or unenforceable by any court, such fact shall not affect the validity, legality and enforceability of any remaining contractual provision, which shall remain in force and produce effects as if the invalidated party had never been herein included, from its execution.

3.4	The tolerance or compromise, by any of the Parties, to the failure to comply with any term of this Amendment, shall not be considered as waiver by that Party in requiring the compliance with any other provision therein on in the Agreement, and shall not be considered as novation or tolerance for the noncompliance with any past, present or future obligation, related to the term whose noncompliance has been tolerated.

3.5	Any notice or communication from one Party to the other in relation to the execution of this Amendment shall be in writing, and shall be considered valid if delivered in hands with acknowledge of receipt or if remitted by fax with confirmation of receipt or registered letter with Acknowledgment of Receipt (AR), in the following addresses:

If addressed to BRASILAGRO:
Name:	Gustavo Javier Lopez
Title:	Administrative Director
C/c:	Legal Department
Address:	Av. Brigadeiro Faria Lima, n° 1.309 – 5° andar
Zip Code 01452-002 – São Paulo- SP
Fax:	(11) 3035-5366
e-mail:	gustavo.lopez@brasil-agro.com

If addressed to BRENCO:
Name:	Rogério Almeida Manso da Costa Reis
Title:	Com and Logistics Vice-President Director
Address:	Legal Department
Avenida Pedroso de Moraes, nº 1.553 – 8º andar
Fax:	ZIP CODE 05419-001 – São Paulo, SP
e-mail:	(11) 3095-2251
rogerio.manso@brenco.com.br

3.6	The rights and obligations hereunder bind the Parties on their behalf and on behalf of their successors of any title.

3.7	The terms started in capital letters not defined in this Amendment have the meaning attributed to them in the Agreement.

3.8	This Amendment constitutes the full agreement between the Parties on its purpose and revokes any other prior understandings about it.

4.	FORUM

4.1	This Amendment shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil and the Parties elect the courts of the city of São Paulo, State of São Paulo, to resolve any doubts or controversies resulting from this Amendment, with the exclusion of all others, however privileged they may be.

In witness whereof, the Parties sign this instrument in 02 (two) counterparts of same content and form, in the presence of two undersigned witnesses in order to produce all legal effects.

São Paulo, August 31, 2009.

BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

Julio Cesar de Toledo Piza President Director	André Guillaumon Operations Director

BRENCO – COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL

Rogério Almeida Manso da Costa Reis Com and Logistics Vice-President Director	José Alfredo de Freitas Finance Administrative Director

Witnesses:

1.	2.
Name:	Name:
CPF:	CPF
RG:	RG: